Exhibit 23.1
Consent of Independent Auditors
Chambers Belt Company
Phoenix, Arizona
We hereby consent to the use in the Form 8-K/A of our report dated March 22, 2005, except for Note 17 as to which the date is April  18, 2005, relating to the financial statements as of and for the years ended December 31, 2004 and 2003 of Chambers Belt Company.
/s/ Clifton Gunderson LLP
September 14, 2005
Phoenix, Arizona